Exhibit 21.1

SUBSIDIARIES OF ZYNGA INC.

Rising Tide Games, Inc. (Delaware)

PuzzleSocial, Inc. (Delaware)

Spooky Cool Labs LLC (Delaware)

Town’s End Studios LLC (Delaware)

650 Townsend Systems LLC (California)

Big Dog Holdings LLC (California)

XPD Media Inc. (Cayman)

Zynga China (Beijing) Co. Ltd. (China)

Zynga Game Canada Ltd. (Canada)

Zynga Game Holdings Limited (Ireland)

Zynga Game International Limited (Ireland)

Zynga Game Ireland Limited (Ireland)

Zynga Game Network India Private Limited (India)

Zynga Germany GmbH (Germany)

Zynga U.K. Limited (United Kingdom)

NaturalMotion Limited (United Kingdom)

NaturalMotion Games Limited (United Kingdom)

NaturalMotion Software Limited (United Kingdom)

Zynga Finland Oy (Finland)